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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  _________


                                   FORM 8-K

                                CURRENT REPORT
               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934


                                  _________


                                  July 7, 2000
                        (Date of earliest event reported)


                        Digital Generation Systems, Inc.
             (Exact name of registrant as specified in its charter)


          California                      0-27644               94-3140772
(State or other jurisdiction of   (Commission file number)    (I.R.S. employer
      incorporation)                                         identification no.)




               875 Battery Street, San Francisco, California 94111
                    (Address of principal executive offices)


                                 (415) 276-6600
                         (Registrant's telephone number,
                              including area code)



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Item 5.  Other Events.

         Digital Generation Systems, Inc. (the "Company") has entered into a definitive merger agreement with privately-held StarGuide Digital Networks, Inc. ("StarGuide"). Under the terms of the agreement, a wholly owned subsidiary of the Company would merge with and into StarGuide, with StarGuide becoming a wholly owned subsidiary of the Company. It is anticipated that each share of StarGuide common stock will be converted into approximately 1.7 shares of common stock of the Company. In the aggregate, it is anticipated that the Company will issue approximately 41.3 million common shares and assume options and warrants covering approximately 10.1 million common shares. Following the merger, it is anticipated that the Company will have approximately 79.4 million fully diluted common shares outstanding. Upon consummation of the merger, shareholders of the Company will own approximately 40.75% and StarGuide shareholders will own approximately 59.25% of the fully diluted common stock of the Company.

         Consummation of the merger is expected to be completed during the fourth quarter of 2000 and is subject to satisfaction of a number of conditions, including a vote by shareholders of both companies, regulatory approvals (including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976), and other customary closing conditions.

Item 7.  Financial Statements and Exhibits.

         (c)    Exhibits:

                99.1   ---  Digital Generation Systems, Inc. Press Release
                            Issued July 10, 2000

                99.2   ---  Agreement and Plan of Merger by and among Digital
                            Generation Systems, Inc., SG Nevada Merger Sub Inc., and StarGuide Digital Networks, Inc., dated as of July 7, 2000

                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          DIGITAL GENERATION SYSTEMS, INC.


Dated: July 14, 2000                      By: /s/ Omar A. Choucair
                                             ---------------------
                                                  Omar A. Choucair
                                                  Chief Financial Officer